Exhibit 99.1

Tix Corporation Announces Purchase of
Stand-By Golf Business in Las Vegas, Nevada

Studio City, California - December 4, 2006 - TIX CORPORATION (OTCBB: TIXC) (the “Company”) announced that effective November 30, 2006 it has purchased all of the tangible and intangible business assets of Stand-By Golf, which offers discounted golf reservations to most Las Vegas golf courses. The initial purchase price was paid in the form of $100,000 of restricted shares of common stock of the Company, with additional performance-based earn-outs in the form of cash and common stock payable during the first three years based on incremental defined net revenues.

Stand-By Golf has operated in the Las Vegas area for approximately ten years, offering tee-time bookings to approximately 35 Las Vegas area golf courses at significant discounts. The staff of Stand-By Golf has been transferred to Tix Corporation’s wholly-owned subsidiary, Tix4Tonight, and will have the day-to-day operational responsibilities for this new business initiative commencing December 1, 2006. The Company anticipates marketing its new golf reservation service at its four Las Vegas facilities, online and at its Las Vegas office call center.

Mitch Francis, CEO of Tix Corporation and Tix4Tonight said, “Discount golf reservations is a logical next product category to add to our current offerings in Las Vegas of half-price shows and dinners.” He continued, “Associating with William Bartfield and David Bates, the founders of Stand-By Golf, gives us access to their vast experience and a tremendous head start in this exciting new direction for our Company. We are optimistic that our new discount golf reservation business will make a positive contribution to our net revenue and thus enhance shareholder value.”

Additional information with regard to the matters discussed in this news release can be found in TIx Corporation’s filings with the U.S. Securities and Exchange Commission, which can be accessed without charge at www.sec.gov.

Tix Corporation’s wholly-owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at half-price, on the same day of the performance. Tix4Tonight has four prime ticket booth facilities, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include the Hawaiian Marketplace at the South end of the Strip, the Fashion Show Mall in front of Neiman Marcus, directly across the street from the new Wynn Resort at the middle of the Strip, North Strip, across from the Stardust Hotel, and a new downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience.

For more information and answers to typical questions about how the Tix4Tonight service works, call 877-849-4868 or visit www.tix4tonight.com.

Cautionary Statement pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

All statements in this news release that are not statements of historical fact are deemed to be forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Press Release Source: TIX CORPORATION

Media Contacts:
TIX CORPORATION
Mitch Francis, Chief Executive Officer
818-761-1002